Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Hilary Bond	Brian Korb
Investor Relations	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Announces Stanley Fronczkowski to Step Down
as Chief Financial Officer

NEWARK, Del., December 9, 2008 - Strategic Diagnostics Inc. (NASDAQ: SDIX) – today announced that Stanley Fronczkowski, Chief Financial Officer, will be stepping down from his current position to pursue other interests, effective April 3, 2009.  Mr. Fronczkowski will remain as CFO until that date.

“It has been a pleasure working with Stan over the past seven months.  He has been an important element in my transition into the CEO role.  The Board and employees of Strategic Diagnostics would like to sincerely thank him for his many contributions to the Company,” said Francis DiNuzzo, President and CEO.  “As our business has grown and transitioned into the life science arena, Stan has implemented processes to ensure our financial systems are sound. In addition, he has led several initiatives to smooth customer ordering and improve our margins. We will miss Stan’s expertise and wish him great success in the future.”

The Company has initiated a national search for a CFO and has engaged Spencer Stuart to assist in the process.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental, and life science applications. By applying its core competencies of antibody, and assay development, the company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable return on investment by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the company’s established leadership in commercial and custom antibody production for the research, human/animal diagnostics, and pharmaceutical industries, and position the company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.